Exhibit 99.1



                       CONSULTING AGREEMENT

THIS "CONSULTING AGREEMENT" is entered into this 2nd day of February, 2004 by and between DAVE FLOOR (hereafter referred to as "Consultant"), and BROADCAST INTERNATIONAL, INC., a Utah Corporation (hereafter "Company").

                         R E C I T A L S


     WHEREAS, Company acquired the rights to certain patentable technology relating to the compression decompression of video signals for transmission of video through traditional broadcast media and via the Internet while requiring reduced bandwidth; and,

     WHEREAS, Company employs a variety of video-powered business solutions, including IP and digital satellite, Internet streaming, and other types of wired/wireless network distribution. In addition, Company assists clients with video production, rich media development and a full range of network support services. The Company has also recently introduced CodecSys, a patent-pending technology that enables full-screen, full-motion video at low bandwidths by switching on the fly between multiple codecs.

     WHEREAS, Consultant is engaged in the business providing advice and general business consulting regarding business structure and capitalization of companies; and,

     WHEREAS, Consultant has provided the forgoing services to Company since approximately July of the past year and Company desires to compensate the Consultant for his services and to continue to utilize his experience to evaluate the Company's business structure and advice concerning general business matters and potential for acquisitions, hereafter, the "Services", all on the terms and conditions contained herein.

     NOW THEREFORE, the Parties agree to the following terms and conditions pursuant to which the Consultant has provided and may continue to provide the Services described herein for the Company.

1.   INCORPORATION OF RECITALS

     Recitals as set forth above are agreed to be true and incorporated into the body of this Agreement by reference.

2.   DESCRIPTION OF BUSINESS

     The business of Company ("Business") involves providing services to large organizations by employing a variety of video-powered business solutions, including IP and digital satellite, Internet streaming, and other types of wired/wireless network distribution. In addition, the Company assists clients with video production, rich media development and a full range of network support services. The Company has also recently introduced CodecSys, a patent-pending technology that enables full-screen, full-motion video at low bandwidths by switching on the fly between multiple codecs.

3.   ENGAGEMENT OF CONSULTANT

     Company hereby hires Consultant and Consultant hereby accepts the consulting engagement all on the terms of this Agreement. The scope of the Services to be rendered at any given time shall include all activities necessary or requested by Company.

        a) Consultant shall take all steps and gather all information necessary to thoroughly familiarize himself with the Company and provide an investigative analysis concerning the Company and its market position, with particular emphasis on the Company's capital structure and the Companies business plans and product presentations. Consultant has in the past provided his critique concerning the power point business presentations prepared by the Company, reviewed the Company business plans describing the Company's products and services and consulted with the Company concerning settlement of disputes with licensees of technology.

        b) Consultant shall meet regularly with Company and/or its clients. Such meetings shall be to provide individual analysis and/or progress reports on the potential licensees or marketing partners and to bring the Company or its clients up to date on any new developments, problems or requirements.

        c) Consultant shall also be available upon request by the Company to visit new companies to evaluate such companies for potential recommendation to Company regarding the potential for business relationships including acquisition. Consultant shall make such reports to the Company on such potential licensees or marketing partners in such manner as may be directed from time to time.

4.    TERM OF THE AGREEMENT

      The term of the Agreement shall be month to month until terminated by either party upon 30 written notice.

5.    COMPENSATION

        (a) Company shall issue to Consultant 30,000 shares of common stock of the Company in compensation of the past services and for the business consulting services to be rendered during the term of the Agreement. The Company agrees that it will register the common stock issued to the Consultant by filing a Form S-8 with the Securities and Exchange Commission as soon as reasonably practicable.

        (b) The Company shall reimburse Consultant for all out of pocket expenses incurred by Consultant in performance of its services rendered hereunder, including, but not limited to, all travel expenses including airfare, hotel, food, taxi and rental cars, tolls and parking, tips and gratuities, supplies and office expenses incurred while away from home office and maintenance of remote offices necessary for the performance of the services, all of which shall be subject to prior approval by Company.

6.    CONSULTANT'S REPRESENTATIONS, WARRANTIES DUTIES AND COVENANTS

      Consultant does hereby warrant and represent:

        (a) Consultant is an individual, who has not been convicted of any felonies or received any regulatory warnings or sanctions in any jurisdiction and who is qualified and experienced in providing the Services required under the terms of this Agreement.

        (b) Consultant covenants to perform all services required hereunder in a professional manner and shall at all times conduct himself in a professional manner

7.    COMPANY'S REPRESENTATIONS WARRANTIES AND COVENANTS

      Company agrees to and does hereby make the following representations, warranties and covenants, each of which is material and may be relied upon by Consultant in entering into and performing this Agreement, and each of which shall be true and correct on the date hereof:

        (a) This Consulting Agreement constitutes a valid and binding agreement of Company in accordance with its terms.

        (b) The execution and delivery of this Agreement and the performance by Company of its obligations hereunder does not and will not contravene or constitute a violation under any provision of any law, regulation, judgment, order, indenture, agreement, franchise, license or other instrument to which Company or any of its property is subject.

        (c) Company agrees to defend, indemnify and hold Consultant harmless from and against any and all loss or damage, and to defend, indemnify and hold Consultant harmless from and against any and all claims, damages, expenses, or liabilities incurred by, or asserted against it, as a result of Consultant's performance of the services required hereunder or in the operation of the Business as long as Consultant is not grossly negligent in discharging his duties hereunder.

8.    REPORTS

      Consultant shall render to Company monthly reports concerning Consultant activities, including meetings with companies that represent, potential business partners or acquisition targets.

9.    RELATIONSHIP OF THE PARTIES

      In all matters pertaining to the operation of the Business, Consultant shall operate as an independent contractor. Nothing herein contained shall be construed to be a partnership, joint venture and/or agency, and neither party hereto shall be liable for the debts or obligations of the other, unless expressly assumed in writing.

10.   COMPLIANCE WITH LAW

      Consultant shall comply with all laws, ordinances and regulations of any countries in which Consultant makes presentations or visits which pertain directly or indirectly to the operation of the Business. Company shall pay for all taxes, licenses, bonds and deposits made to or required by any governmental agency or body, which may be required by Consultant to remain in compliance with any law or regulation.

11.   DEFAULT

      The occurrence of any of the following events shall constitute a default by Consultant under this Agreement:

        (a) Continuance for 30-days after notice by Company of any default by Consultant in performance of services required to be rendered under this Agreement.

        (b) Any affirmative act of insolvency by Consultant or the filing by Consultant of any petition or action in bankruptcy or insolvency or for appointment of a receiver or trustee, or an assignment by Consultant for the benefit of creditors, or the failure to vacate or dismiss, within 60-days after filing, any of the foregoing proceedings commenced against Consultant by a third party.

        (c) Failure to comply with all the terms of this Agreement, and all other agreements between the parties, oral or written.

12.   NOTICES

      All notices, requests, demands, payments, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when sent by registered or certified mail, postage prepaid, addressed as indicated on the signature page of this Agreement. Any party may change its address on giving notice of such a change of address to the other party.

13.   COUNTERPARTS

      This Agreement may be executed in one or more counterparts, all of which shall constitute one Agreement.

14.   COVENANT OF FURTHER ASSURANCES

      The parties hereby agree to execute such other documents as may be necessary or desirable to carry out the purpose of this Agreement.

15.   HEIRS AND ASSIGNS

      This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns.

16.   ENTIRE AGREEMENT

      This Agreement represents the entire understanding between the parties, and supersedes all other negotiations, agreements, representations and covenants, oral or written. This Agreement may not be modified except by a writing signed by the party to be charged.

17.   GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the internal laws and enforced in Utah.

18.   WAIVER

      Failure by other party to enforce any rights shall not be construed as a waiver of such rights. Any waiver, including waiver of default, in any one instance shall not constitute a continuing waiver or a waiver in any other instance.

19.   INVALIDITY
Any invalidity of any portion of this Agreement shall not affect the validity of the remaining portions; and unless substantial performance of this Agreement is frustrated by any such invalidity, this Agreement shall continue in effect.

20.   HEADINGS

      The headings used herein are for purposes of convenience only and should not be used in construing the provisions hereof.

CONSULTANT                          COMPANY

Dave Floor                          Broadcast International, Inc.
"Consultant"                        "Company"

/s/ Dave Floor                          /s/ Rodney M. Tiede
__________________________          By____________________________

                                         President
                                    Its___________________________